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CONFIDENTIAL DRAFT DOCUMENT

WATER PIK TECHNOLOGIES, INC.

March 2004 Quarter Investor Conference Call

April 16, 2004

D’Eliscu:

Welcome to the Waterpik Technologies quarterly investor conference call.  This morning we’ll be addressing our operating results for the three-months and six-months ended March 2004.  We will begin this morning as usual with opening remarks by Mike Hoopis, Water Pik Technologies’ President and Chief Executive Officer.  Following his remarks, Mike and Vic Streufert, Vice President of Finance and Chief Financial Officer, will be available to answer investor questions.

Before we begin I’d like to point out that any statements made during this conference call and Web cast, which are not historical facts, may be considered forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the company’s judgment only as to the date of this conference call.  Actual results could differ materially from those projected in today’s statement.  As a result, participants are cautioned not to rely on these forward-looking statements.

Additionally, the company disclaims any intent or obligation to update these forward-looking statements.  No part of this conference call may be rebroadcast or reproduced in any format without the written consent of Water Pik Technologies, Inc.

Water Pik Technologies is traded on the New York Stock Exchange under the symbol PIK and research on the Company is available from Rommel Dionisio with Roth Capital Partners.

With that said, I’d like to turn the call over to Mike Hoopis.

Hoopis:

Thank you, Jeff.  I would also like to welcome you to our call this morning.

Yesterday we reported better than expected quarterly financial results.  Our earnings per share have improved. Our sales in both of our businesses have improved over the same quarter last year. We experienced strong sales growth and profit improvement in each of the last two quarters; this pointing to the success of our growth initiatives.

•      This quarter, more than one-third of our sales were from new products – products we have introduced and had on the market less than three years.

•      Our stock price has doubled, up 102 percent since our spin-off in late 1999. This compares to a 27.8 percent increase to the Russell 2000 and a 4 percent loss for the Dow Jones industrials for the same time period.

•      We have raised our outlook for 2004 and established compounded growth rate sales and earnings targets for the 2003 through 2006 period.

For the three-months ended March 2004:

Sales were $67.7 million, up 22 percent – and this generated a profit improvement for the March quarter.  Our net loss per share was $0.07, which was $0.08 per share better than last year’s $0.15 per share loss.  Both business segments exceeded our expectations for the March quarter, which historically is our seasonally low quarter.

For our Personal Health Care segment, sales increased 3 percent to $28.7 million and operating income was $1.6 million, an increase of 17 percent.

Our shower products category sales were $16.9 million, an increase of over 9 percent, driven by AquaFall and New Visions showerheads.

For the oral health products category, our sales were $11 million for the quarter, up slightly compared to last year, due to higher sales of professional oral care products.  New consumer products such as SynchroSonic toothbrush and the cordless rechargeable oral irrigator, launched in 2003, have helped to expand our product offering and are beginning to achieve incremental shelf space.

For our ‘other products’ category, sales were down compared to last year, due primarily to lower sales of water filtration products.  We remain optimistic about this business and are looking forward to next month's introduction of an innovative, smaller-profile, end-of-faucet water-filtration product.  We have had an excellent initial response to this product from retailers and from buyers at the International Housewares Show last month.

Now, moving to our larger business segment, sales for the pool products and heating systems segment increased 41.1 percent to $39 million and the operating loss improved $1.3 million, an increase of 35.1 percent.  This improvement was achieved in a quarter that is historically the slowest for the pool industry.

For the quarter, sales in our pool products category were $30 million, an increase of 55 percent, due to general increases across most product lines driven by the success of our pool builder conversion program.  Sales of heat pumps and chlorinators, which we recently acquired, contributed $4.7 million in sales to the quarter.

Heating system sales were $8.7 million, an increase of 7 percent, due to increased sales of commercial products driven by Rheos and Pennant boilers.

This year, we have continued to focus on leveraging our sales momentum into higher profitability.  We are seeing indications in each of our businesses that this effort is paying off. As a result, last week, we announced that we were raising our sales and earnings growth targets for the twelve-months ending September 2004.

•      For the Personal Health Care segment, we have targeted sales growth in the range of 5 to 7 percent.  For the six-months ended March 2004 we have achieved sales growth of 6.2 percent and the operating margin increased to 5.8 percent from 3.0 percent.

•      For the Pool Products and Heating Systems segment, including the Air Energy and Huron Tech Systems acquisitions, we have set sales targets in the range of 16 to 18 percent.  For the six-months ended March 2004 we have achieved sales growth of 26.7 percent and the operating margin increased to 5.1 percent from 2.9 percent.

•      For the consolidated business, we have set sales targets in the range of 12 to 14 percent.  For the six-months ended March 2004, we have achieved sales growth of 17.7 percent and operating margin increased to 5.4 percent from 2.9 percent.

•      In addition, for the twelve-months ending September 2004, we are now targeting earnings in the range of $1.00 to $1.05 per share. This earnings target compares to $0.73 per share from continuing operations for the same period ended September 2003.

We want to emphasize that, in this quarter, it became more clear that our business is beginning to benefit from the investments we have made over the past few years to improve sales and profitability.  Now, our businesses are stronger than ever.  Today, as a result of our strategies and initiatives to grow our businesses, we now compete in larger and growing markets, we have reinvigorated all of our core businesses, we have developed a lower cost manufacturing capability while at the same time maintaining a solid balance sheet.

The strong performance that we experienced in the last two quarters has continued into 2004. This indicates that our growth strategies are gaining momentum in the marketplace.

Yesterday, based on our current business plan that includes recent acquisitions, we extended our outlook. Now, our target is to achieve compounded growth rates for sales of 9 percent and growth of operating income of 25 percent, for the period beginning with the twelve-months ended September 2003 through fiscal year 2006.

Additionally, we announced an operating margin target of 8 percent for the fiscal year ending September 2006 compared to approximately 5 percent for the twelve-months ended September 2003.

In addition, we continue to focus on leveraging our sales momentum into higher profitability.  As we continue into our next phase of growth, we are in the midst of completing a review of our business as part of our annual strategic planning process. We anticipate that this review will allow us to build on our successful strategies thus far and to identify additional opportunities to enhance stockholder value.  We are very proud of the strong results we are reporting today, and we look to the future with renewed confidence and optimism that we will continue to create more value for stockholders of Water Pik.  We intend to update the investment community as our review is completed later this year.

At this time, let’s begin the question and answer session.

D’Eliscu:

Thank you.  Before we begin the question and answer session of our conference call, Mike, will you please provide instructions for our participants?

Hoopis:

Then let me just make a few comments in closing.

•      Since November 1999, we have pursued a plan to invest in the business to grow sales and generate profits.

•      The strong sales growth and profit improvement we experienced in the last two quarters points to the success of our growth initiatives.

•      Our stock price is trading near its all time high.

•      We have raised our outlook for 2004 and established financial targets that provide our future performance expectations and the opportunity to deliver even better performance and greater stockholder value.

Under the leadership of our Board and management team, we have delivered increased value to our stockholders.  We are confident and optimistic about the future of Water Pik, and in our upcoming proxy vote, your board is asking for your support so we can continue these efforts to create value for the stockholders of Water Pik. In particular, the Company’s Board of Directors has unanimously recommended that stockholders vote in favor of Water Pik’s incumbent Directors:  William G. Ouchi and myself.

I’d like to thank you all for joining us today and have a very nice day.  Thank you very much.